Press Release For Immediate Release

GraphOn Contact:

Robert Dixon

GraphOn Corporation

1.800.GRAPHON

www.graphon.com

GraphOn Appoints Eldad Eilam as Chief Executive Officer

CAMPBELL, CA - August 20, 2012 - The Board of Directors of GraphOn Corporation (OTCBB: GOJO.OB), a leading worldwide developer of remote application access and Web-enabling software solutions, today announced that as part of its ongoing strategic plan, it has appointed Eldad Eilam to the permanent position of chief executive officer, a role that Mr. Eilam has been serving in on an interim basis. In addition, Mr. Eilam will continue in his roles as the company's president and member of the board of directors.

Steven Ledger, GraphOn's chairman of the board, stated that, "Eldad has demonstrated outstanding leadership and visionary capabilities, and has more than validated the board's previous decision to appoint him interim CEO. It is therefore with considerable confidence and enthusiasm that the board makes his appointment permanent."

"I am grateful for the trust that the board has placed in me," said Mr. Eilam. "Working closely with the board, GraphOn's management team and hard-working employees, I look forward to leading the company to success and great achievement."

"Eldad's promotion, in conjunction with our recent addition of software industry, C-level veterans Michael Brochu and Sam M. Auriemma to our board, represent important investments in GraphOn's new strategic direction," concluded Mr. Ledger. "GraphOn's expanded board and realigned executive management team will continue to execute our aggressive strategic plan to enter new markets while simultaneously expanding our intellectual property portfolio."

About GraphOn Corporation

Founded in 1996, GraphOn Corporation is a publicly traded company headquartered in Campbell, California. The company is an innovator of cost-effective, advanced solutions that help customers access applications from anywhere. GraphOn's high-performance software solutions provide fast application access, cross-platform connectivity, and a centralized architecture that delivers a dramatically lower cost of ownership. The company's GO-Global solutions can be used with Microsoft (MSFT) Windows, IBM AIX, Oracle (ORCL) Solaris, Hewlett-Packard (HPQ) HP-UX, Linux, Apple (AAPL) OS X and iOS, Google (GOOG) Android, and other operating systems. For more information, call 1.800.GRAPHON in the USA, +44.1344.206549 in Europe, or visit www.graphon.com or www.facebook.com/graphon.

This press release contains statements that are forward looking as that term is defined by the United States Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and are subject to a number of uncertainties and risks that could cause actual results to differ significantly from those described in the forward looking statements. Factors that may cause such a difference include the following: the success of our new products depends on a number of factors including market acceptance and our ability to manage the risks associated with product introduction; our revenue could be adversely impacted if any of our significant customers reduces its order levels or fails to order during a reporting period; and other factors, including those set forth under Item 1A, "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2011, and in other documents we have filed with the SEC.

GraphOn and GO-Global are registered trademarks of GraphOn Corp. All other trademarks belong to their respective owners.

# # #